                                 EXHIBIT 12(d)

                            CNF TRANSPORTATION INC.

COMPUTATION OF RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK
                                   DIVIDENDS

                                                           ------------------
                                                           SIX MONTHS ENDED
                                                               JUNE 30,
                                                           ------------------
                                                               1998      1997
                                                           --------  --------
                                                              (dollars in
                                                              thousands)
Combined Fixed Charges and Preferred Stock Dividends:
  Interest Expense                                         $ 16,981  $ 21,067
  Capitalized Interest                                          969     1,321
  Dividend Requirement on Series B Preferred Stock(1)         5,616     6,118
  Dividend Requirement on Preferred Securities of
   Subsidiary Trust                                           3,126       347
  Interest Component of Rental Expense(2)                    19,134    16,337
                                                           --------  --------
                                                           $ 45,826  $ 45,190
                                                           --------  --------
Earnings:
  Income before Taxes                                      $108,610  $ 95,199
  Fixed Charges                                              45,826    45,190
    Capitalized Interest                                       (969)   (1,321)
    Preferred Dividend Requirements(3)                       (5,616)   (6,118)
                                                           --------  --------
                                                           $147,851  $132,950
                                                           --------  --------
Ratio of Earnings to Combined Fixed Charges and
 Preferred Stock Dividends:                                     3.2x      2.9x
                                                           ========  ========

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(1) Dividends on shares of the Series B cumulative convertible preferred stock are used to pay debt service on notes issued by the Company's Thrift and Stock Plan.

(2) Estimate of the interest portion of lease payments. The six month period ended June 30, 1997 was restated for a change in the estimation method.
(3) Preferred stock dividend requirements included in combined fixed charges but not deducted in the determination of Income before Taxes.